SPECIAL MEETING OF SHAREHOLDERS  (unaudited)
Proxy Voting Results  March 31, 2004

A special Meeting of Shareholders of SunAmerica Equity Funds was held on January 30, 2004. The Fund voted in favor of adopting the following proposals.

1. To elect as Directors/Trustees the following nominees:

Jeffrey S. Burum
Votes in favor					52,742,518
Votes withheld					827,485

Dr. Judith L. Craven
Votes in favor					52,756,774
Votes withheld					813,230

William F. Devin
Votes in favor					52,763,217
Votes withheld					806,786

Samuel M. Eisenstat
Votes in favor					52,761,252
Votes withheld					808,751

Stephen J. Gutman
Votes in favor					52,757,266
Votes withheld					812,737

Peter A. Harbeck
Votes in favor					52,737,457
Votes withheld					832,546

William J. Shea*
Votes in favor					52,742,351
Votes withheld					827,652

2. To approve the Agreement and Plan of Reorganization, pursuant to which the Focused Dividend Strategy Portfolio of SunAmerica Equity Funds will be reorganized into a newly created Focused Dividend Strategy Portfolio of SunAmerica
Focused Series, Inc.

Votes in favor of the proposal			6,109,675
Votes Against the proposal			129,678
Votes Abstained					137,598
Broker Non-votes				2,259,219

* William J. Shea never assumed his position on the Board of Trustees.